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CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1998, relating to the financial statements and financial highlights of SunAmerica Money Market Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Additional Information - Independent Accountants and Legal Counsel" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "General Information - Independent Accountants and Legal Counsel" in such Prospectus.

/s/ Price Waterhouse
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
April 24, 1998